UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 18, 2014

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26886	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528

(Address of principal executive offices, including zip code)

(914) 630-7431

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 15, 2014, at the invitation of Iroquois Capital Management (“Iroquois”), a stockholder of MGT Capital Investments, Inc. (the “Company”), Robert Ladd, President and Chief Executive Officer and Robert Traversa, Treasurer and Chief Financial Officer of the Company respectively, attended a meeting with two principals of Iroquois.

At the meeting, the principals of Iroquois put forth a vague proposal whereby the existing management of the Company would be replaced by new management selected by Iroquois.  Pursuant to this proposal, the existing directors of the Company would also appoint a number of new directors, consisting of persons to be identified by Iroquois; thereafter, the present executives would resign as officers and directors of the Company.  Shares of the Company held by existing officers would be purchased at the prevailing market price by persons known to Iroquois.  The proposal also contemplated the transfer of certain key assets of the Company to executive officers in lieu of cash payments otherwise due to them pursuant to their respective executive employment agreements.

On January 18, 2014 the Board of Directors of the Company met to consider the proposal from Iroquois.  In the opinion of the Board, the proposal put forth by Iroquois lacked sufficient financial or structural details, with only vague outlines of the arrangement that would vest both management control of the Company and the replacement of the Board of Directors by unidentified individuals chosen by Iroquois.  The Board also determined that the value of the assets proposed to be transferred to executive officers in lieu of cash  payments was excessive and unfair to the Company’s stockholders. In the absence of a concrete offer that was fair to all stockholders, the Board unanimously rejected the proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 20, 2014

MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name: Title:	Robert B. Ladd President and Chief Executive Officer